Exhibit 99.1

Imperial provides update on Syncrude outage

Calgary, AB, July 9, 2018 – Imperial today provided an update on work to restore production at Syncrude following a power disruption on June 20 that resulted in a complete shutdown of all processing units. There are no shipments of synthetic crude from the operation at this time.

Investigation into the cause of the power disruption is ongoing. Indications suggest a high voltage transformer trip resulted in a cascading shutdown of site-wide power and utility systems. Investigation results are being incorporated into restart plans.

Syncrude is working to complete equipment integrity inspections with a goal of restoring partial production by late July. Return to full production is not anticipated until sometime in September following completion of maintenance activities required due to the outage.

Imperial recognizes the hard work and dedication of the Syncrude workforce to safely restore operations and is providing technical and operational personnel to support the recovery effort.

Imperial owns 25 percent of Syncrude and provides operational, technical and business support to the joint venture under a management services agreement. Imperial’s share of gross production from Syncrude averaged 62,000 barrels per day in 2017.

For further information:

Investor Relations	Media Relations
(587) 476-4743	(587) 476-7010

After more than a century, Imperial continues to be an industry leader in applying technology and innovation to responsibly develop Canada’s energy resources. As Canada’s largest petroleum refiner, a major producer of crude oil, a key petrochemical producer and a leading fuels marketer from coast to coast, our company remains committed to high standards across all areas of our business.